AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of July 13, 2023, but effective as of June 16, 2023 (the “Effective Date”), by and between Luke Armstrong (“Executive”) and F45 Training Holdings Inc. (the “Company”). This Agreement amends and restates in its entirety the Executive Employment Agreement dated as of July 5, 2021.
WHEREAS, Executive is currently employed by the Company as its Chief Revenue Officer, and Company desires to have Executive’s employment continue in such capacity, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE 1
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
I.1.“Board” means the Board of Directors of the Company.

I.2.“Cause” means any of the following events: (i) Executive’s material breach of Executive’s material obligations under the Agreement; (ii) intentional misconduct in the performance of Executive’s duties to the Company or Executive’s material violation of any material written policy, employee handbook or code of conduct of the Company; (iii) Executive’s material breach of any fiduciary duty that Executive owes to the Company or any affiliate; (iv) commission by Executive of (A) a felony or (B) a crime involving fraud, embezzlement, dishonesty, or moral turpitude or (v) engaging in sexual harassment, sexual misconduct or discriminatory conduct in each case that is economically or reputationally injurious to the Company. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” provided, however, with respect to the acts or omissions set forth in clauses (i), (ii) and (iii) above, (x) the Board shall provide Executive with 30 days advance written notice detailing the basis for the termination of employment for Cause, (y) during the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board and (z) Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure period; provided, further, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company. Notwithstanding anything herein to the contrary, Executive’s employment will be deemed to have been terminated for Cause if it is determined subsequent to Executive’s termination of employment that grounds for termination for Cause existed at the time of Executive’s termination of employment.
I.3.“Change in Control” shall have the meaning ascribed to that term in the Company’s 2021 Equity Incentive Plan (the “Plan”) or any successor equity compensation plan of the Company. Notwithstanding the foregoing, (i) any bona fide primary or secondary public offering shall not constitute a Change in Control and (ii) if a Change in Control constitutes a payment event with respect to any payment or benefit that provides for the deferral of compensation and is subject to Section 409A, the Change in Control transaction or event with respect to such payment or benefit must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

I.4.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
I.5.“Code” means the Internal Revenue Code of 1986, as amended.
I.6.“Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, neither (x) the termination of Executive’s employment as a result of Executive’s death or Disability nor (y) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.
I.7.“Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
I.8.“Good Reason” means any of the following are undertaken without Executive’s prior written consent: (i) a material diminution in Executive’s title, authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company (or the highest parent entity if the Company has one or more parent entities); (ii) a material reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company of Executive’s Target Bonus as in effect immediately prior to such reduction; (iv) relocation of Executive’s principal office (defined as a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than fifty (50) miles), provided, that, for the avoidance of doubt, reasonable required travel by Executive on the Company’s business shall not constitute a relocation; or (v) any material breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.
I.9.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.
I.10.“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
I.11.“Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY
II.1.Position and Duties. Subject to terms set forth herein, Executive shall continue to serve in an executive capacity and shall continue to perform such duties as are customarily associated with the position of Chief Revenue Officer and such other duties as are assigned to Executive by the Board and/or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
II.2.Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the termination of Executive’s employment under this Agreement. If a Change in Control occurs during the term of this Agreement, the term of this Agreement shall, notwithstanding anything to the contrary in this Agreement, continue in effect for a period of not less than twenty-four (24) months beyond the month in which the Change in Control occurred. The period from the Effective Date until the earlier of termination of Executive’s employment under this Agreement is referred to as the “Term.”
II.3.Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and with or without prior notice. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
II.4.Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION
III.1.Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $780,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board.
III.2.Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at seventy-five percent (75%) of Base Salary or such other amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of the Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid. The Annual Bonus for any calendar year will be paid at the same time as bonuses to other Company executives.
III.3.Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
III.4.Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.

III.5.Equity Awards. Executive will be eligible to receive stock options and other equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
IV.1.Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued but unpaid compensation, including any accrued but unpaid vacation. If the termination is due to a Covered Termination, provided that Executive delivers an effective general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within fifty (50) days following the Covered Termination and complies with Executive’s continuing obligations under this Agreement, Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable. If the termination is due to Executive’s death or Disability, provided that Executive (or Executive’s beneficiaries or estate) delivers an effective Release of Claims that becomes effective and irrevocable within sixty (60) days following such termination of employment and complies with Executive’s continuing obligations under this Agreement, Executive shall be entitled to receive the severance benefits described in Section 4.1(c).
(a)Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the twelve (12) month period after a Change in Control, Executive shall receive the following:
(i)If such Covered Termination occurs on or prior to May 31, 2024, an amount equal to the sum of $2,400,000.00. If such Covered Termination occurs on or after May 31, 2024, an amount equal to the sum of (i) the equivalent of six (6) months of Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) the equivalent of six (6) months of Executive’s Target Bonus in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) for the year in which Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.

(ii) Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, an amount equal to Executive's Annual Bonus accrued for the fiscal year in which Executive's termination occurs based on target achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii)The Company shall directly pay, or reimburse Executive for the premium for Executive and Executive's covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 18 month anniversary of the date of Executive’s termination of employment if such termination occurs on or before May 31, 2024, (B) the six (6) month anniversary of the date of Executive's termination of employment if such termination occurs on or after May 31, 2024 and (C) the date Executive and Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(iv)All of Executive’s unvested stock option, restricted stock, restricted stock units, performance stock units and other equity-based awards, shall become immediately vested on the date of Executive’s termination of employment, provided that: (x) each such award shall be exercisable, to the extent applicable, in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted and (y) for performance-based awards, any such vesting in respect of open periods of performance-based awards shall be calculated as set forth in the applicable award agreement, or, if not specified in the award agreement, based on the target level of performance.
(b)Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs during the twelve (12) month period after a Change in Control, Executive shall receive the severance compensation and benefits provided for in Section 4.1(a), except that the payment described in Section 4.1(a)(ii) shall be payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year. In addition, if there is a dispute as to whether grounds triggering termination with or without Cause or resignation with or without Good Reason have occurred, in each case in connection with a Change in Control, then any fees and expenses arising from the resolution of such dispute (including any reasonably incurred attorneys’ fees and expenses of Executive) shall be paid by the Company or its successor, as the case may be; provided, that Executive shall reimburse the Company on a net after-tax basis to cover expenses incurred by Executive for claims brought by Executive that are judicially determined to be frivolous or advanced in bad faith.
(c)Termination Due to Death or Disability. In the event that Executive’s employment is terminated at any time due to Executive’s death or Disability, Executive (or Executive’s beneficiaries or estate) shall be entitled to receive a pro-rata portion of Executive's Target Bonus for the fiscal year in which Executive's termination occurs (determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date of termination (and, in any event, no later than the sixtieth (60th) day following the date of the termination).
IV.2. 280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in

Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
IV.3.Section 409A.
(a)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(b)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(c)For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
IV.4.Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
IV.5.Equity Coordination. For the avoidance of doubt, except as provided for in Section 4.1(a)(iv) above, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS
V.1.Agreement. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.
V.2.Remedies. Executive’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2, Article VII, and Article VIII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach and to cease making any severance payments and the Company may require Executive to reimburse the Company for any such severance payments already made.

ARTICLE VI
OUTSIDE ACTIVITIES

VI.1.Other Activities.
(a)Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.
(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Board (which approval shall not be unreasonably withheld), Executive shall be allowed to serve as a member of the board of directors of one (1) for-profit entity at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.
VI.2.Competition/Investments. During the term of Executive’s employment by the Company and for the six month period thereafter, in order to protect the Company’s legitimate business interests, including the value of the Company’s confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by Executive to compete directly with the Company, throughout the United States, in its primary line of business of franchising fitness facilities, providing fitness instruction or any related fitness services as currently engaged in by the Company; provided, however, that anything above to the contrary notwithstanding Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VII
NONINTERFERENCE
Executive shall not during the term of Executive’s employment by the Company and for the one (1) year period thereafter, in order to protect the Company’s legitimate business interests, including the value of the Company’s confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII
COOPERATION
Executive shall cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two years thereafter), by making Executive reasonably available to testify on behalf of the Company or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such affiliate in any such action, suit, or proceeding or other matters involving the work Executive performed for the Company and Executive’s responsibilities and duties during Executive’s employment with the Company by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive).

ARTICLE IX
GENERAL PROVISIONS
IX.1.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.
IX.2.Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
IX.3.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
IX.4.Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
IX.5.Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

IX.6.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
IX.7.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
IX.8.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
IX.9.Executive Acknowledgement. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
IX.10.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Texas without regard to the conflicts of law provisions thereof.
[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

F45 TRAINING INC., a Delaware corporation

By: /s/ Tom Dowd
Name: Tom Dowd
Title: Chief Executive Officer

Accepted and Agreed:

By: /s/ Luke Armstrong
Name: Luke Armstrong

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